Exhibit 21

            Subsidiaries of Integra LifeSciences Holdings Corporation



                                               State or Country of
Name of Subsidiary                        Incorporation or Organization
- ------------------                        -----------------------------

1.  Camino NeuroCare, Inc.                           Delaware
2.  Heyer-Schulte NeuroCare, Inc.                    Delaware
3.  Integra LifeSciences Corporation                 Delaware
4.  Integra NeuroCare LLC                            Delaware
5.  NeuroCare Holding Corporation                    Delaware
6.  Telios Pharmaceuticals, Inc.                     Delaware
7.  CNS Holdings LLC                                 Delaware
8.  Clinical Neuro Systems LLC                       Delaware
9.  Caveangle Corporation                            United Kingdom
10. Integra NeuroSciences Holdings Ltd.              United Kingdom
11. Integra NeuroSciences Ltd.                       United Kingdom
12. Spembly Medical Ltd.                             United Kingdom